Exhibit 99.1
Contact:
Kate de Santis
Sucampo Pharmaceuticals, Inc.
240-223-3834
kdesantis@sucampo.com
And
John Woolford
Westwicke Partners
410-213-0506
john.woolford@westwicke.com
Sucampo Licenses Lubiprostone in Japan to Abbott
Bethesda, Maryland, February 19, 2009 – Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced that its subsidiary, Sucampo Pharma, Ltd., has entered into a license and commercialization agreement with Abbott Japan Co. Ltd. for Sucampo’s lubiprostone (trade name Amitiza®) in Japan.
Lubiprostone is the only FDA-approved treatment for chronic idiopathic constipation (CIC) in adults and for the treatment of irritable bowel syndrome with constipation (IBS-C) in adult women. In September 2008, Sucampo reported results from a phase 2b dose-ranging study of lubiprostone for CIC in Japanese patients. Based on these results, Sucampo plans to initiate phase 3 clinical testing of lubiprostone for CIC in Japan in the second quarter of 2009.
Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer of Sucampo, said, “We are very excited to enter into this agreement with Abbott because of their strong international presence and infrastructure. Entering the Japanese market represents a key element of Sucampo’s overall growth strategy of bringing our proprietary products to the global-market place while also continuing to develop and commercialize other prostone-based portfolio product candidates.”
Terms of the Agreement
Under the terms of the agreement, Abbott will receive exclusive rights to commercialize lubiprostone in Japan for the treatment of chronic idiopathic constipation (CIC) and will receive the right of first refusal to any additional indications for which lubiprostone is developed in Japan. Abbott will be responsible for all commercialization expenses and efforts.
Sucampo will receive an upfront payment of $10 million and could receive additional milestone payments based on achieving specified development and commercialization goals. Sucampo will continue to lead the development of and regulatory activity for lubiprostone in Japan and will continue to be responsible for the costs of lubiprostone development. Following marketing authorization and pricing approval, Abbott will purchase finished product from Sucampo for distribution in Japan. Sucampo also will retain the right to co-promote lubiprostone in Japan.
In addition, Sucampo and Abbott have agreed to begin negotiating a license, commercialization and supply agreement with respect to other available territories.

About lubiprostone
Lubiprostone is a selective activator of type-2 chloride channels through which negatively charged chloride ions flow out of the cells lining the small intestine and into the intestinal cavity. As these negatively charged chloride ions enter the intestine, positively charged sodium ions move through spaces between the cells into the intestine to balance the negative charge of the chloride ions. As these sodium ions move into the intestine, water is also allowed to pass into the intestine through these spaces between the cells. This movement of water into the small intestine promotes fluid content, which in turn softens the stool and facilitates its movement, or motility, through the intestine.
Amitiza is a registered trademark of Sucampo Pharmaceuticals, Inc.
About chronic idiopathic constipation
Constipation is characterized by infrequent and difficult passage of stool and becomes chronic when a patient suffers specified symptoms for over 12 non-consecutive weeks within a 12-month period. Chronic constipation is idiopathic if it is not caused by other diseases or by use of medications. Symptoms of chronic idiopathic constipation include straining, hard stools, bloating and abdominal pain or discomfort. Factors contributing to the development of chronic idiopathic constipation include a diet low in soluble and insoluble fiber, inadequate exercise, bowel disorders and poor abdominal pressure and muscular weakness.
About Sucampo Pharmaceuticals
Sucampo Pharmaceuticals, Inc., a biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development.
Sucampo markets Amitiza® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and Amitiza 8 mcg in the U.S. to treat irritable bowel syndrome with constipation in adult women. Sucampo also is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals, Inc. has three wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., located in the UK; Sucampo Pharma, Ltd., located in Japan; and, Sucampo Pharma Americas, Inc., located in Maryland. To learn more about Sucampo Pharmaceuticals and its products, visit Hwww.sucampo.comH.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about potential trial results, the potential utility of Amitiza to treat particular indications and expected trial initiation. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended

December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
# # #